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                                   EXHIBIT 21
                                  SUBSIDIARIES

1   Wholly owned subsidiaries of First Mariner Bancorp
              First Mariner Bank
              Mariner Capital Trust

2   Wholly owned subsidiaries of First Mariner Bank
              First Mariner Mortgage Corporation
              Compass Properties, Inc
              First Mariner Investment Corp.



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